Exhibit 99.1

News release

Contacts for Media	For Investors

Betsy Palmer	Denise Stone
678-731-2700	908-607-2100
betsy.palmer@bearingpoint.com	denise.stone@bearingpoint.com

Steve Lunceford
703-747-4545
steve.lunceford@bearingpoint.com
FOR IMMEDIATE RELEASE
BearingPoint Notified by NYSE of Non-Compliance with a Listing Standard
Company Intends to Cure Deficiency
McLean, Va., July 18, 2008 – BearingPoint, Inc. (NYSE: BE), one of the world’s largest management and technology consulting firms, today announced that on July 16, 2008, the Company received a letter from the New York Stock Exchange (NYSE) stating that it is not in compliance with the NYSE listing standard requiring a listed common stock to maintain a minimum average closing price of $1.00 per share for 30 consecutive trading days.
It is the Company’s intention to cure this deficiency, and it will remain in communication with the NYSE throughout the process. Under the NYSE’s rules, the Company has six months from the date of the NYSE notice to cure this deficiency before the NYSE initiates suspension and delisting procedures. During this period, the Company’s common stock will continue to be listed on the NYSE, subject to ongoing reassessment. The NYSE notification will not affect the Company’s business operations, does not change its SEC reporting requirements and has no effect under any of the Company’s credit agreements or various debentures.
About BearingPoint, Inc.
BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in more than 60 countries worldwide. Based in McLean, Va., the firm has more than 16,000 employees focusing on the Public Services, Commercial Services and Financial Services industries. BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. Our service offerings are designed to help our clients generate revenue, increase cost-effectiveness, manage regulatory compliance, integrate information and transition to “next-

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generation” technology. For more information, visit the Company’s Web site at www.BearingPoint.com.
Some of the statements in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These statements are based on our current expectations, estimates and projections.  Words such as “will,” “expects,” “believes” and similar expressions are used to identify these forward-looking statements.  These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate.  Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements.  As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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